EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-161366) and S-8 (Nos. 333-125471, 333-26339, 033-18150, 033-59733, 033-29658, 033-36430, 333-95827, 333-97273, 333-159953, and 333-167661) of Cash America International, Inc. of our report dated February 25, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2010 Annual Report to Shareholders, which is incorporated in Cash America International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the incorporation by reference of our report dated February 25, 2011 relating to the financial statement schedules, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas

February 25, 2011